EXHIBIT 3(b)

Certificate of Amendment of Certificate of Incorporation of the Company dated as of November 27, 1996.


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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.

                     (Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware)

            GRAHAM-FIELD HEALTH PRODUCTS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

            FIRST: At a meeting held on August 12, 1996, the Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment (the "Amendment") to the Certificate of Incorporation of the Corporation, declaring the Amendment to be advisable and calling for the submission of the Amendment to the stockholders of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"). The resolutions setting forth the Amendment are as follows:

            RESOLVED, that the number of shares of Corporation Common Stock which this Corporation shall have the authority to issue be increased from 40,000,000 to 60,000,000, and, accordingly, the first paragraph of Article FOURTH of the Certificate of Incorporation be amended and restated in its entirety to read as follows:

            "FOURTH: the total number of shares of all classes of stock which the Company is authorized to issue is 61,000,000 shares. All such shares are to have a par value and are classified as 1,000,000 shares of Preferred Stock, each share of such class having a par value of $.01, and 60,000,000 shares of Common Stock, each share of such class having a par value of $.025.;"


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            SECOND: Thereafter, pursuant to a resolution of the Board of
Directors of the Corporation, the Amendment was submitted to the holders of all of the outstanding shares of Common Stock of the Corporation at a Special Meeting of Stockholders, duly called and held on November 27, 1996, upon notice in accordance with the DGCL, at which meeting the requisite number of shares as required by statute were voted in favor of such Amendment.

            THIRD: The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.


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            IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Richard S. Kolodny, its Vice President, General Counsel and Secretary, as of the 27 day of November, 1996.

                                             GRAHAM-FIELD HEALTH PRODUCTS, INC.


                                             By:  /s/ Richard S. Kolodny
                                                  ------------------------------
                                                  Richard S. Kolodny
                                                  Vice President,
                                                   General Counsel and Secretary


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